Exhibit 99.1

Devon Energy Corporation
333 West Sheridan Avenue
Oklahoma City, OK 73102-5015

NEWS RELEASE

Devon Energy President and CEO, John Richels, to Retire July 31, 2015; Dave Hager, Devon COO, to Succeed Richels Effective Aug. 1, 2015

OKLAHOMA CITY - Dec. 3, 2014 - John Richels (63), president and CEO of Devon Energy Corporation (NYSE: DVN), has announced his retirement effective July 31, 2015. The board of directors intends to elect Dave Hager (58), currently Devon’s chief operating officer, to succeed Richels as president and CEO. The board of directors has elected Richels vice chairman of the board, effective immediately, with the intent for Richels to replace Larry Nichols (72) as chairman upon Nichols’ retirement from the board in 2016. At that time, Nichols is expected to become chairman emeritus.

“John’s vision and leadership have delivered significant value to Devon shareholders for many years and particularly as we recently repositioned and rebalanced the company as a leading North American exploration and production company,” said Nichols, Devon’s co-founder and executive chairman. “His leadership, honesty, humility and integrity are evident on a daily basis and have helped to make Devon a valued partner, employer and neighbor in the areas where we operate.”

“Dave is a strong, visionary leader, with the business expertise and industry knowledge to guide Devon as we enter the next phase of our company’s growth,” said Richels. “Dave has been instrumental in the rebalancing of our portfolio and his focus on creating shareholder value, his integrity and his many other positive attributes will serve all stakeholders well.”

“With our recent portfolio transformation, Devon is in an extremely strong position. We have a great collection of assets and a terrific management team in place to lead the business. I’m very excited about Devon’s future,” said Richels.

Richels joined Devon in 1998 and led Devon Canada Corporation, Devon’s Canadian subsidiary, until being elected president of Devon in 2004. In 2007, Richels joined Devon’s board of directors and was elected chief executive officer in 2010. Immediately prior to joining Devon, Richels was chief financial officer of Canadian-based Northstar Energy Corporation. Richels has served as a director of a number of publicly traded companies and previously was managing partner of the Canadian-based national law firm Bennett Jones. Richels also served as general counsel of the XV Olympic Winter Games Organizing Committee in Calgary.

Hager has been with Devon since 2009, when he was named executive vice president of exploration and production. From 2007 until joining the company, Hager served as a member of the Devon board of directors. Hager has 35 years of experience in the oil and gas industry, having started his career in 1979 as a geophysicist with Mobil Corp., and joined Sun Oil Co. (predecessor of Oryx Energy Co.) in 1981. Upon the Kerr-McGee/Oryx merger in 1999, he became vice president of Gulf of Mexico operations for Kerr-McGee. There he held positions of increasing responsibility, including vice president of international operations and vice president of worldwide deepwater exploration and production. He was promoted to senior vice president responsible for oil and gas exploration and production in 2003, and chief operating officer in 2005. He has a bachelor’s degree in geophysics from Purdue University and a master’s degree in business administration from Southern Methodist University.

Devon Energy Corporation is an Oklahoma City-based independent energy company engaged in oil and gas exploration and production. Devon is a leading U.S.-based independent oil and gas producer and is included in the S&P 500 Index. For additional information, visit our website at www.devonenergy.com.

Investor Contacts

Howard Thill, 405-552-3693

Scott Coody, 405-552-4735

Shea Snyder, 405-552-4782

Media Contact

John Porretto, 405-228-7506